Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT
THIRD QUARTER RESULTS
CUYAHOGA FALLS, Ohio, October 26, 2009 — Associated Materials (the “Company”) today announced results for its third quarter ended October 3, 2009. Financial highlights are as follows:
•	Net sales for the quarter ended October 3, 2009 were $324.8 million, a 5.2% decrease from net sales of $342.7 million for the same period in 2008.
•	Adjusted EBITDA was $52.2 million for the third quarter of 2009 compared to adjusted EBITDA of $36.3 million for the same period in 2008, which represents a 43.8% increase over the same period in 2008.
Tom Chieffe, President and Chief Executive Officer, commented, “Although the ongoing weakness in the housing markets impacted our sales negatively for the third quarter, the year over year impact was considerably less than felt in the first two quarters of the year. Our pricing disciplines, cost reduction initiatives, operational efficiency improvements and working capital management have resulted in improved margins, profitability and operating cash flow. As we move forward, we are continuing our focus on quality, delivery, controlling costs, purchasing savings, lean manufacturing practices, scrap reduction, cash management and improving business and operating systems. While we have seen some improvement in key industry indicators, we intend to be cautiously optimistic and operate our business with continued lower volume expectations.
Management will announce the date and time of its third quarter earnings conference call at a later date. The conference call information will be provided in a separate news release.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended October 3, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	October 3,	October 3,	October 3,	October 3,
	2009	2009	2009	2009

Net sales	$324,807	$—	$—	$324,807

Gross profit	97,809	—	—	97,809

Selling, general and administrative expense	53,323	—	—	53,323

Income from operations	44,486	—	—	44,486

Interest expense, net	5,999	12,380	—	18,379
Foreign currency loss	112	—	—	112

Income (loss) before income taxes	38,375	(12,380)	—	25,995
Income taxes (benefit)	15,444	(14,386)	—	1,058

Income before equity income from subsidiaries	22,931	2,006	—	24,937

Equity income from subsidiaries	—	22,931	(22,931)	—

Net income	$22,931	$24,937	$(22,931)	$24,937

Other Data:
EBITDA (a)	$50,008
Adjusted EBITDA (a)	52,191

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended September 27, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 27,	September 27,	September 27,	September 27,
	2008	2008	2008	2008

Net sales	$342,678	$—	$—	$342,678

Gross profit	86,586	—	—	86,586

Selling, general and administrative expense	55,898	—	—	55,898

Income from operations	30,688	—	—	30,688

Interest expense, net	5,594	11,717	—	17,311
Foreign currency loss	238	—	—	238

Income (loss) before income taxes	24,856	(11,717)	—	13,139
Income taxes	9,366	4,844	—	14,210

Income (loss) before equity income from subsidiaries	15,490	(16,561)	—	(1,071)
Equity income from subsidiaries	—	15,490	(15,490)	—

Net income (loss)	$15,490	$(1,071)	$(15,490)	$(1,071)

Other Data:
EBITDA (a)	$36,171
Adjusted EBITDA (a)	36,296

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended October 3, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 3,	October 3,	October 3,	October 3,
	2009	2009	2009	2009

Net sales	$772,108	$—	$—	$772,108

Gross profit	206,043	—	—	206,043

Selling, general and administrative expense	153,118	—	—	153,118
Gain on debt extinguishment	—	8,897	—	8,897
Manufacturing restructuring costs	5,255	—	—	5,255

Income from operations	47,670	8,897	—	56,567

Interest expense, net	16,581	37,499	—	54,080
Foreign currency gain	110	—	—	110

Income (loss) before income taxes	31,199	(28,602)	—	2,597
Income taxes (benefit)	12,660	(9,348)	—	3,312

Income (loss) before equity income from subsidiaries	18,539	(19,254)	—	(715)

Equity income from subsidiaries	—	18,539	(18,539)	—

Net income (loss)	$18,539	$(715)	$(18,539)	$(715)

Other Data:
EBITDA (a)	$64,359
Adjusted EBITDA (a)	72,128

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
(Unaudited)
Nine Months Ended September 27, 2008
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated
	Nine Months	Nine Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 27,	September 27,	September 27,	September 27,
	2008	2008	2008	2008

Net sales	$858,368	$—	$—	$858,368

Gross profit	210,191	—	—	210,191

Selling, general and administrative expense	158,888	—	—	158,888
Manufacturing restructuring costs	1,783	—	—	1,783

Income from operations	49,520	—	—	49,520

Interest expense, net	17,376	34,331	—	51,707
Foreign currency loss	328	—	—	328

Income (loss) before income taxes	31,816	(34,331)	—	(2,515)
Income taxes (benefit)	12,038	(12,934)	—	(896)

Income (loss) before equity income from subsidiaries	19,778	(21,397)	—	(1,619)
Equity income from subsidiaries	—	19,778	(19,778)	—

Net income (loss)	$19,778	$(1,619)	$(19,778)	$(1,619)

Other Data:
EBITDA (a)	$66,311
Adjusted EBITDA (a)	71,132

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s ABL Facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity.
The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarters Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Net income	$22,931	$15,490	$18,539	$19,778
Interest expense, net	5,999	5,594	16,581	17,376
Income taxes	15,444	9,366	12,660	12,038
Depreciation and amortization	5,634	5,721	16,579	17,119

EBITDA	50,008	36,171	64,359	66,311
Amortization of management fee (b)	125	125	375	375

Manufacturing restructuring costs (c)	—	—	5,255	2,642
Bank audit fees (d)	37	—	118	—
Loss upon disposal of assets other than by sale (e)	—	—	—	1,804
Tax restructuring costs (f)	306	—	306	—
Employee termination costs (g)	1,715	—	1,715	—

Adjusted EBITDA (h)	$52,191	$36,296	$72,128	$71,132

(b)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(c)	During the first quarter of 2008, the Company committed to, and subsequently completed, relocating a portion of its vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, the Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. For the nine months ended September 27, 2008, the amounts recorded represent asset impairment costs, inventory markdown costs, and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the nine months ended September 27, 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the nine months ended October 3, 2009.

(d)	Represents bank audit fees incurred under the Company’s ABL Facility.

(e)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. For the nine months ended September 27, 2008, the amounts recorded represent the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.

(f)	Represents legal and accounting fees incurred in connection with a tax restructuring project.

(g)	During the third quarter of 2009, the Company recorded one-time employee termination costs resulting from workforce reductions in connection with the Company’s overall cost reduction initiatives.

(h)	Prior year adjusted EBITDA amounts have been reclassified to conform to the current year’s presentation, which, in conformity with the computation of adjusted EBITDA under the Company’s current credit facility, excludes any adjustment for foreign currency gain or loss.

Results of Operations
Net sales decreased 5.2% to $324.8 million for the third quarter of 2009 compared to $342.7 million for the same period in 2008 primarily due to decreased unit volumes, principally in vinyl siding and metal products, and the impact of the weaker Canadian dollar in 2009. During the third quarter of 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by approximately 15%, while vinyl window unit volumes increased approximately 2%. Gross profit in the third quarter of 2009 was $97.8 million, or 30.1% of net sales, compared to gross profit of $86.6 million, or 25.3% of net sales, for the same period in 2008. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction initiatives, improved operational efficiencies and procurement savings.
Selling, general and administrative expense decreased to $53.3 million, or 16.4% of net sales, for the third quarter of 2009 versus $55.9 million, or 16.3% of net sales, for the same period in 2008. Selling, general and administrative expense for the quarter ended October 3, 2009 includes employee termination costs of $1.7 million and tax restructuring costs of $0.3 million. Excluding these items, selling, general and administrative expense for the quarter ended October 3, 2009 decreased $4.6 million compared to the same period in 2008. The decrease in selling, general and administrative expense was primarily due to higher bad debt expense in the third quarter of 2008 as a result of the poor economic conditions experienced in the prior year. In addition, the decrease in selling, general and administrative expense was also due to decreased personnel costs as a result of reduced headcount, decreased product delivery costs in the Company’s supply center network and the translation impact on Canadian expenses as a result of the weaker Canadian dollar in 2009, partially offset by increased EBITDA-based incentive compensation programs and other sales-related accruals.
Net sales decreased 10.0% to $772.1 million for the nine months ended October 3, 2009 compared to $858.4 million for the same period in 2008 primarily due to decreased unit volumes across all product categories, principally in vinyl siding, vinyl windows and metal products, and the impact of the weaker Canadian dollar in 2009. For the nine months ended October 3, 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by approximately 18% and vinyl window unit volumes decreased by approximately 4%. Gross profit for the nine months ended October 3, 2009 was $206.0 million, or 26.7% of net sales, compared to gross profit of $210.2 million, or 24.5% of net sales, for the same period in 2008. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction initiatives, improved operational efficiencies and procurement savings.

Selling, general and administrative expense decreased to $153.1 million, or 19.8% of net sales, for the nine months ended October 3, 2009 versus $158.9 million, or 18.5% of net sales, for the same period in 2008. Selling, general and administrative expense for the nine months ended October 3, 2009 includes employee termination costs of $1.7 million, tax restructuring costs of $0.3 million and bank audit fees of $0.1 million, while selling, general and administrative expense for the nine months ended September 27, 2008 includes a loss upon the disposal of assets other than by sale of $1.8 million. Excluding these items, selling, general and administrative expense for the nine months ended October 3, 2009 decreased $6.1 million compared to the same period in 2008. The decrease in selling, general and administrative expense was primarily due to the translation impact on Canadian expenses as a result of the weaker Canadian dollar in 2009, decreased personnel costs as a result of reduced headcount, and decreased product delivery costs in the Company’s supply center network, partially offset by increased bad debt expense recorded during 2009 as a result of current economic conditions.
Throughout 2009, the Company initiated certain restructuring activities designed to achieve operational efficiencies by reducing the Company’s overall cost structure. These activities included reducing the Company’s workforce. During the third quarter ended October 3, 2009, the Company determined the headcount reductions made over the past several months will be permanent. As a result, the Company recorded a one-time restructuring charge of $1.7 million in employee termination costs within selling, general and administrative expense for the quarter and nine months ended October 3, 2009.
During the nine months ended September 27, 2008, the Company incurred costs of $1.8 million related to relocating a portion of its vinyl siding production and distribution. These costs were comprised of asset impairment costs, costs incurred to relocate manufacturing equipment and costs associated with the transition of distribution operations. In addition, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold for the nine months ended September 27, 2008. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the nine months ended October 3, 2009.
The consolidating financial information included herein for the quarter and nine months ended October 3, 2009 and September 27, 2008 includes the Company and its indirect parent company, AMH Holdings, LLC (“AMH”), which conducts all of its operating activities through the Company. For the quarter and nine months ended October 3, 2009, AMH reported consolidated net income of $24.9 million and a consolidated net loss of $0.7 million, respectively, compared to a consolidated net loss of $1.1 million and $1.6 million for the same periods in 2008, respectively. AMH’s results for the nine months ended October 3, 2009 included a gain on debt extinguishment, interest expense, which included first quarter accretion of AMH’s 11 1/4% senior discount notes, and AMH’s equity income from its subsidiaries. AMH’s results for the same periods in 2008 included interest expense, which primarily consisted of the accretion on AMH’s 11 1/4% senior discount notes, and AMH’s equity income from its subsidiaries.

In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of 13 5/8% senior notes due 2014. In June 2009, AMH II entered into an exchange agreement pursuant to which it paid $20.0 million in cash and issued $13.066 million original principal amount of its 20% senior notes due 2014 in exchange for all of its outstanding 13 5/8% senior notes due 2014. In conjunction with the AMH II note exchange, Associated Materials entered into a purchase agreement pursuant to which it issued $20.0 million of its 15% senior subordinated notes due 2012 in a private placement to certain institutional investors of AMH II and capitalized the related transaction costs. In addition to the $8.9 million gain on debt extinguishment recorded by AMH for the nine months ended October 3, 2009, AMH II recorded a gain on debt restructuring of $19.2 million for the same period.
As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. As of October 3, 2009, total AMH II debt, including that of its consolidated subsidiaries, was approximately $685.3 million.

Company Description
Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. The Company produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. (“Investcorp”) and Harvest Partners, Inc. (“Harvest Partners”). For more information, please visit the Company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a leading provider and manager of alternative investment products with approximately $12 billion in assets under management. The firm, which has offices in London, New York and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP), has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Further information is available at http://www.investcorp.com.
Founded in 1981, Harvest Partners is a leading New York-based private equity investment firm, pursuing management buyouts and growth financings of profitable, medium-sized businesses. Focused on manufacturing, energy, distribution and consumer/retail businesses, Harvest has nearly 30 years of experience investing in domestic as well as multinational companies. Today, Harvest has approximately $1.7 billion of capital under management from its limited partners, which include numerous pension funds, domestic and international industrial corporations and various financial institutions. For more information on Harvest Partners, please visit its website at http://www.harvpart.com.

Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building and remodeling industries, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence and spending, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in its ABL Facility and indentures governing its 9 3/4% notes, 15% notes and 11 1/4% notes, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, unanticipated warranty or product liability claims, increases in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. For further information, refer to the Company’s most recent Annual Report on Form 10-K (particularly the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and to any subsequent Quarterly Reports on Form 10-Q, all of which are on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Stephen Graham
Chief Financial Officer
(330) 922-7743

Net Sales by Principal Product Offering (Unaudited) (in thousands)

	Quarters Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Vinyl windows	$114,686	$108,551	$276,717	$282,174
Vinyl siding products	67,857	82,044	161,113	196,493
Metal products	53,571	65,723	127,017	166,856
Third party manufactured products	66,885	65,366	158,454	156,486
Other products and services	21,808	20,994	48,807	56,359

	$324,807	$342,678	$772,108	$858,368

Selected Balance Sheet Data (Unaudited) (in thousands)

	October 3, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$31,029	$—	$31,029
Accounts receivable, net	160,840	—	160,840
Inventories	133,789	—	133,789
Accounts payable	123,549	—	123,549
Accrued liabilities	70,017	4,041	74,058
Total debt	208,500	431,000	639,500

	January 3, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$6,709	$—	$6,709
Accounts receivable, net	116,878	—	116,878
Inventories	141,170	—	141,170
Accounts payable	54,520	—	54,520
Accrued liabilities	54,449	—	54,449
Total debt	221,000	438,095	659,095
Selected Cash Flow Data (Unaudited) — Associated Materials (in thousands)

	Nine Months Ended
	October 3,	September 27,
	2009	2008
Net cash provided by operating activities	$100,677	$9,007
Capital expenditures	4,243	9,774
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,269	8,311
Dividend paid to fund semi-annual interest payment on AMH’s 11 1/4% senior notes	24,244	—
Issuance of new senior notes	20,000	—
Net repayments under the Company’s ABL Facility	32,500	—
Cash paid for interest	10,338	11,536
Cash paid for income taxes	8,924	15,541